Exhibit 99.1

AlphaRx Terminates Its Chief Scientist and Chief Medical Officer for Cause

HONG KONG, June 1 /PRNewswire - AlphaRx Inc. (OTC BB:ALRX.OB) announced today that the Board of Directors of the Company has terminated Dr. Joseph Schwarz and Dr. Michael Weisspapir, the Chief Scientist and the Chief Medical Officer of the Company respectively, for violations of the Company's policies and procedures. The Company has reserved any and all legal recourse against Drs. Schwarz and Weisspapir.

The Company also announced that it will promptly begin a search for a new Chief Scientist.

About AlphaRx Inc.

AlphaRx is a specialty pharmaceutical company utilizing proprietary drug delivery systems to develop novel formulations of drugs that are insoluble or poorly soluble in water or have yet to be administrable to the human body with an acceptable delivery method. The Company’s product candidates address various pharmaceutical markets, including pain and stroke.

Forward Looking Statements:

This release contains forward-looking statements within the meaning and pursuant to the Safe Harbor provisions of the Securities Litigation Reform Act of 1995 and involve risks and uncertainties that may individually or mutually impact the matters herein described, including but not limited to product development and acceptance, manufacturing, competition, regulatory and/or other factors, which are outside the control of the Company.

This press release is available on the company's official on-line investor relations site for investor commentary, feedback and questions.

For more information, please contact:

AlphaRx Inc.
E-mail: info@AlphaRx.com